As filed with the Securities and Exchange Commission on March 9, 2001
                                                  Registration No. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             INTER-TEL, INCORPORATED
             (Exact name of Registrant as specified in its charter)

            Arizona                                             86-0220994
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                        120 North 44th Street, Suite 200
                           Phoenix Arizona 85304-1822
                                 (602) 302-8900
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                          ACQUISITION STOCK OPTION PLAN
                            (Full title of the plans)

                                STEVEN G. MIHAYLO
         Chairman of the Board of Directors and Chief Executive Officer
                             INTER-TEL, INCORPORATED
                        120 North 44th Street, Suite 200
                           Phoenix Arizona 85304-1822
                                 (602) 302-8900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                             Jeffrey D. Saper, Esq.
                               Robert G. Day, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 493-9300

                                                 CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                Proposed Maximum   Proposed Maximum
      Title of Securities                        Amount to       Offering Price       Aggregate           Amount of
       to be Registered                        be Registered       Per Share        Offering Price     Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock to be issued upon exercise of
 options granted under the Inter-Tel, Inc.
 Acquisition Stock Option Plan ...............    516,000          $23.4884 (1)    $12,120,000.00 (1)     $3030.00 (2)
-----------------------------------------------------------------------------------------------------------------------
                          TOTAL:                  516,000                          $12,120,000.00(1)      $3030.00 (2)
=======================================================================================================================

(1) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based upon the exercise price of such options. The weighted average exercise price of such 516,000 shares is $23.4884.
(2) Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which states that the fee shall be "$250 per $1 million" of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the aggregate offering or sales amount by 0.000250.
================================================================================

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     Inter-Tel Incorporated (the "Registrant") previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission on or about November 13, 1998 (SEC File No. 333-67261) (the "Previous Form S-8"). The
Previous Form S-8 was filed in connection with the Registrant's Acquisition Stock Option Plan. This Registration Statement registers additional shares of the Registrant's Common Shares to be issued pursuant to the Acquisition Stock Option Plan (the "Plan"). The contents of the Previous Form S-8, including periodic reports that the Company filed, or to be filed, after the previous S-8, to maintain current information about the Company, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "SEC").

     (a) The Registrant's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1999.

     (b) The Registrant's Report on Form 8-K filed with the SEC on January 1, 2000, the Registrant's Quarterly Report on Form 10-Q filed with the SEC for the three months ended March 31, 2000, the Registrant's Quarterly Report on Form 10-Q filed with the SEC for the three months ended June 30, 2000, as amended, the Registrant's Quarterly Report on Form 10-Q filed with the SEC for the three months ended September 30, 2000.

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A dated February 26, 1982, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Articles of Incorporation limit, to the maximum extent permitted by Arizona law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law, subject to certain exceptions. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Arizona Revised Statutes. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim or such indemnification.

     The  Company  currently   maintains   directors'  and  officers'  liability
insurance.

     Reference is also made to Section 11 of the Underwriting Agreement contained in Exhibit 1.1 to the amendment to the Company's S-3 filed on November 20, 1997, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     EXHIBIT
     NUMBER                             DESCRIPTION
     ------                             -----------
        5.1    Opinion of Counsel as to legality of securities being registered.
       23.1    Consent of Independent Auditors.
       23.2    Consent of Counsel (contained in Exhibit 5.1).
       24.1    Power of Attorney (see page 5).

ITEM 9. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (c) That, for the purpose of determining any liability under the Securities Act of 1933, the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

          (e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 9th day of March, 2001.

                                          INTER-TEL, INC.

                                          By: /s/ Kurt R. Kneip
                                              ----------------------------------
                                              Kurt R. Kneip

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kurt R. Kneip and John L. Gardner, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURE                        TITLE                         DATE
        ---------                        -----                         ----

/s/ Steven G. Mihaylo          Chairman of the Board, President    March 9, 2001
---------------------------    and Chief Executive Officer
Steven G. Mihaylo

/s/ Norman Stout               Executive Vice President and        March 9, 2001
---------------------------    Chief Administrative Officer
Norman Stout

/s/ Craig W. Rauchle           Executive Vice President            March 9, 2001
---------------------------
Craig W. Rauchle

/s/ Kurt R. Kneip              Chief Financial Officer             March 9, 2001
---------------------------
Kurt R. Kneip

/s/ J. Robert Anderson         Director                            March 9, 2001
---------------------------
J. Robert Anderson

/s/ Jerry W. Chapman           Director                            March 9, 2001
---------------------------
Jerry W. Chapman

/s/ Gary Edens                 Director                            March 9, 2001
---------------------------
Gary Edens

/s/ C. Roland Haden            Director                            March 9, 2001
---------------------------
C. Roland Haden

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

  5.1         Opinion of Counsel as to legality of securities being registered.

 23.1         Consent of Independent Auditors.

 23.2         Consent of Counsel (contained in Exhibit 5.1).

 24.1         Power of Attorney (see page 5).